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                                  EXHIBIT 12.1

               Computation of Ratios of Earnings to Fixed Charges


     The following table presents our historical ratios of earnings to fixed charges for each of the periods indicated:



                                    THREE MONTHS                  YEARS ENDED DECEMBER 31,
                                        ENDED       ----------------------------------------------------
                                   MARCH 31, 2006     2005       2004       2003       2002       2001
                                   --------------   --------   --------   --------   --------   --------
                                                              (IN THOUSANDS EXCEPT RATIO DATA)


Earnings:
  Net income from continuing
     operations before income
     taxes, extraordinary items,
     and cumulative effect of
     change in accounting
     principle..................       $75,729      $178,115   $(58,034)  $163,327   $248,506   $333,080
  Fixed Charges.................         4,421        17,679     18,100     18,046     16,942     16,555
  Capitalized Interest..........          (401)       (1,720)    (1,185)    (1,180)    (1,127)    (1,256)
                                       -------      --------   --------   --------   --------   --------
                                        79,749       194,074    (41,119)   180,193    264,321    348,379
                                       =======      ========   ========   ========   ========   ========
Fixed Charges:
  Interest expense..............         2,984        11,931     12,588     13,396     12,419     12,684
  Capitalized interest..........           401         1,720      1,185      1,180      1,127      1,256
  Portion of rents
     representative of interest
     factor.....................         1,036         4,028      4,327      3,470      3,396      2,615
                                       -------      --------   --------   --------   --------   --------
                                       $ 4,421      $ 17,679   $ 18,100   $ 18,046   $ 16,942   $ 16,555
                                       =======      ========   ========   ========   ========   ========
Ratio of earnings to fixed
  charges (a)...................          18.0x         11.0x        (b)      10.0x      15.6x      21.0x

  (a) For purposes of computing this consolidated ratio, earnings consist of income before:

      - income taxes, extraordinary items, cumulative effect of change in accounting principle and

      -  fixed charges excluding capitalized interest.

      Fixed charges consist of:

      -  all interest expense;

      - the portion of net rental expense which is deemed representative of the interest factor;

      -  the amortization expense of debt issuance costs; and

      -  capitalized interest.

  (b) Earnings, as adjusted, were inadequate to cover fixed charges by $59,219.

     The following table presents our pro forma ratios of earnings to fixed charges for each of the periods indicated:


                                                               Three Months
                                                                   Ended         Year Ended
                                                              March 31, 2006  December 31, 2005
                                                              --------------  -----------------
                                                               (In thousands except ratio data)

Earnings:
  Net income from continuing operations before income taxes, extraordinary items, and cumulative effect of change in
     accounting principle.....................................    $76,983         $183,170
  Fixed Charges...............................................      3,167           12,624
  Capitalized Interest........................................       (401)          (1,720)
                                                                  -------         --------
                                                                   79,749          194,074
                                                                  =======         ========
Fixed Charges:
  Interest expense............................................      1,730            6,876
  Capitalized interest........................................        401            1,720
  Portion of rents representative of interest factor..........      1,036            4,028
                                                                  -------         --------
                                                                  $ 3,167         $ 12,624
                                                                  =======         ========
Pro forma ratio of earnings to fixed charges (a)..............       25.2x            15.4x

  (a) For purposes of computing this consolidated ratio, earnings consist of income before:

      - income taxes, extraordinary items, cumulative effect of change in accounting principle and

      -  fixed charges excluding capitalized interest.

      Fixed charges consist of:

      -  all interest expense;

      - the portion of net rental expense which is deemed representative of the interest factor;

      -  the amortization expense of debt issuance costs; and

      -  capitalized interest.